Exhibit 10.1

PURCHASE RIGHTS AGREEMENT
BY AND AMONG
PATTERN ENERGY GROUP 2 LP,
PATTERN ENERGY GROUP INC.
AND (SOLELY WITH RESPECT TO ARTICLE III),
PATTERN ENERGY GROUP HOLDINGS 2 LP
AND
PATTERN ENERGY GROUP HOLDINGS 2 GP LLC

Exhibit 10.1

PURCHASE RIGHTS AGREEMENT
THIS PURCHASE RIGHTS AGREEMENT is entered into on, and effective as of December 8, 2016, among Pattern Energy Group 2 LP, a Delaware limited partnership (“PEG 2 LP”), Pattern Energy Group Inc., a Delaware corporation (“PEG Inc.”) and, solely with respect to Article III, Pattern Energy Group Holdings 2 LP, a Delaware limited partnership (“PEGH 2”), and Pattern Energy Group Holdings 2 GP LLC, a Delaware limited liability company (“PEGH 2 GP” and together with PEGH 2, the “PEGH 2 Partners”).
RECITALS:
1.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to PEG Inc.’s right of first offer relating to power projects sold by PEG 2 LP.
2.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to PEG Inc.’s right of first offer relating to a sale of PEG 2 LP or all or substantially all of PEG 2 LP’s assets.
In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1     Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.
“Agreement” means this Purchase Rights Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 4.6 hereof.
“Applicable Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, Order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter, of a Governmental Authority having valid jurisdiction.
“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in Toronto, Ontario or New York, NY are authorized or required by Applicable Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.
“Construction-Ready Project” means any Project that has: (i) commenced construction as evidenced by a PEG 2 LP Entity having (A) closed the financing for such construction or (B) issued a notice to proceed in accordance with the applicable construction agreement; or (ii) in PEG Inc.‘s reasonable determination, reached the status of being capable of commencing construction, which reasonable determination may be based upon, among other things, whether or not (x) there are requisite material project agreements in full force and effect (including a long-term power sales agreement and an interconnection agreement), (y) all requisite real estate rights and permits for construction are in full force and effect and (z) substantially negotiated equipment supply and other construction agreements are in full force and effect and sufficient to achieve and sustain commercial operations if performed in accordance with their terms; and, in each case of the foregoing (i) and (ii), there has been no violation of, default under or event that with or without notice or the passage of time or otherwise would constitute a violation of or an event of default under any such project agreements, real estate rights, permits or construction agreements.

Exhibit 10.1

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Equity Interests” means all shares, capital stock, partnership or limited liability company interests, membership interests, units, participations, distribution rights or similar equity interests issued by any Person, however designated.
“Governmental Authority” means:

(i)	any government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(ii)
any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(iii)	any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(iv)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.
“Operational Project” means any Project that has: (i) achieved commercial operations in accordance with the terms of its applicable construction agreement, power sales agreement or interconnection agreement, as the case may be; and (ii) generated operating revenue from the sale of electricity or transmission services under its applicable power sales agreement or transmission services agreement.
“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.
“Parties” means the parties to this Agreement and their successors and permitted assigns.
“PEGH 2” is defined in the introduction to this Agreement.
“PEGH 2 GP” is defined in the introduction to this Agreement.
“PEG Inc.” is defined in the introduction to this Agreement.
“PEG Inc. Entities” means PEG Inc. and any Person Controlled by such entity.
“PEG 2 LP” is defined in the introduction to this Agreement.
“PEG 2 LP Entities” means PEG 2 LP and its Subsidiaries, and any other Person Controlled, directly or indirectly, by PEG 2 LP, in each case, other than the PEG Inc. Entities.
“PEG 2 LP Offer Price” has the meaning given such term in Section 3.2(b).
“PEGH LP Partners” is defined in the introduction to this Agreement.
“PEG 2 LP Transfer Notice” has the meaning given such term in Section 3.2(a).
“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unlimited liability company, unincorporated organization or any other entity.

Exhibit 10.1

“Project” has the meaning given such term in Section 2.1.
“Project Offer Price” has the meaning given such term in Section 2.2(b).
“Project Transfer Notice” has the meaning given such term in Section 2.2(a).
“Subject Project Interest” has the meaning given such term in Section 2.2(a).
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, unlimited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined Equity Interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Transfer” means any direct or indirect transfer, assignment, sale or other disposition, whether through the direct or indirect transfer, assignment, sale or other disposition of Equity Interests or assets, by merger or otherwise; provided, however, that such term shall not include: (a) transfers, assignments, sales or other dispositions from a PEG 2 LP Entity to another PEG 2 LP Entity; (b) grants of security interests in or mortgages or liens in favor of a bona fide third party lender in the business of providing debt financing; or (c) transfers, assignments, sales or other dispositions as part of a tax equity financing transaction, such as sale-leaseback transactions or partnership flip transactions (excluding, for the avoidance of doubt, any transfer of the interest retained by the PEG 2 LP Entity that entered into such tax equity financing).
“Transferee” means the recipient of a Transfer.
ARTICLE II.
PROJECT PURCHASE RIGHT OF FIRST OFFER
Section 2.1     Project Purchase Right of First Offer. For the term set forth in Section 2.3, PEG 2 LP hereby grants PEG Inc. a right of first offer on any proposed Transfer by any PEG 2 LP Entity of all or any portion of such PEG 2 LP Entity’s ownership interest in any power generation or transmission facility or project now or hereafter owned in whole or in part by any PEG 2 LP Entity in any stage, including in development, construction or commercial operation (each a “Project”), in accordance with Section 2.2. PEG 2 LP will take all actions necessary to cause such right of first offer to be exercisable in accordance with this Article II, including by causing each PEG 2 LP Entity to take any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article II.
Section 2.2    Procedures for Rights of First Offer.
(a)     In the event that any PEG 2 LP Entity proposes to Transfer all or any portion of its ownership interest in any Project, PEG 2 LP shall give PEG Inc. written notice within a commercially reasonable amount of time setting forth the details of the proposed Transfer, including a description of the Project (including the mega-wattage, stage of development or construction, material counterparties, details of the project contracts and other material information with respect to the Project that an acquiror thereof would reasonably be anticipated to request in order to reasonably diligence and assess such Project), the interest to be Transferred (the “Subject Project Interest”) and any other material terms of the proposed Transfer reasonably known or anticipated by PEG 2 LP (a “Project Transfer Notice”).
(b)     Within 30 calendar days (or 60 calendar days in the event that at the relevant time the chief executive officer of PEG 2 LP is not an employee of PEG Inc.) after delivery of a Project Transfer Notice, PEG Inc. shall either: (i) deliver a written offer to PEG 2 LP to purchase the Subject Project Interest setting forth PEG Inc.’s offer price (a “Project Offer Price”) and other material terms and conditions on which PEG Inc. proposes to purchase such Subject Project Interest (a “First Rights Project Offer”) or (i) deliver a written notice to PEG 2 LP that PEG Inc. will not make a First Rights Project Offer in response to the Project Transfer Notice (a “First Rights Project Declination”). Unless a First Rights Project Offer is rejected pursuant to written notice from PEG 2 LP delivered to PEG Inc. within 14 calendar

Exhibit 10.1

days of PEG Inc.’s delivery of a First Rights Project Offer, such First Rights Project Offer shall be deemed to have been accepted by PEG 2 LP, and PEG Inc. shall have the right to acquire the Subject Project Interest, and PEG 2 LP shall transfer the Subject Project Interest to PEG Inc., on the terms set forth in First Rights Project Offer, and subject to documentation reasonably agreed between the parties.
(c)     In the event that PEG Inc. delivers a First Rights Project Declination as provided in Section 2.2(b) above, or PEG 2 LP validly rejects a First Rights Project Offer as provided in Section 2.2(b) above, PEG 2 LP shall not be restricted from Transfering the applicable Subject Project Interest to any Person within nine months of such delivery or rejection (as applicable); provided, however, that in the event that PEG Inc. has previously delivered a First Rights Project Offer in respect of the Subject Project Interest which offer was rejected, PEG 2 LP shall only be permitted to Transfer the Subject Project Interest to a party other than PEG Inc. during such nine month period at a price greater than or equal to 105% of the applicable Project Offer Price and on other terms and conditions that are not materially less favorable to PEG 2 LP than the terms and conditions set forth in any applicable First Rights Project Offer; provided, further, that PEG 2 LP may not provide any material information with respect to the applicable Subject Project Interest to any actual or potential Transferee of such Subject Project Interest that was not provided to PEG Inc. together with the Project Transfer Notice. If PEG 2 LP does not so consummate the Transfer of the Subject Project Interest within such nine month period, the terms of this Section 2.2 shall apply anew with respect to any Transfer of such Subject Project Interest.
Section 2.3     Term of the Project Purchase Right of First Offer. Section 2.1 and Section 2.2, including the obligations and rights of PEG 2 LP and PEG Inc. thereunder, shall survive for an initial term of five-years from the date hereof, and shall automatically renew for successive five-year terms unless PEG 2 LP or PEG Inc. provide written notice of termination to the other not more than 120 calendar days and no less than 90 calendar days prior to the expiration of the then current term, in which case, Section 2.1 and Section 2.2 (and such obligations and rights) shall terminate and expire at the end of the then current term; provided, that PEG 2 LP shall have the right to terminate Section 2.1 and Section 2.2 upon written notice delivered to PEG Inc. at any time within 90 calendar days following the third Transfer of an Operational Project or Construction-Ready Project (other than with respect to an immaterial portion of such project) to Persons other than Affiliates of PEG 2 LP or PEG Inc. following PEG Inc.’s delivery to PEG 2 LP of three (3) First Rights Project Declinations in accordance with Section 2.2 with respect to each such Operational Project or Construction-Ready Project (for the avoidance of doubt, any such project must have been an Operational Project or Construction-Ready Project when the related First Rights Project Offer was delivered to PEG Inc.); provided, further, that notwithstanding any termination or expiration of Section 2.1 and Section 2.2, if any First Rights Project Offer shall have been delivered prior to such termination or expiration, the obligations and rights of the Parties with respect to the Subject Project Interest subject thereto shall survive until the applicable terms of Section 2.2 with respect thereto have been complied with and performed in full.
ARTICLE III.
PEG 2 LP PURCHASE RIGHT OF FIRST OFFER
Section 3.1     PEG 2 LP Purchase Right of First Offer. For the term set forth in Section 3.3, PEG 2 LP and the PEGH 2 Partners hereby grant PEG Inc. a right of first offer on any proposed Transfer of any material portion of the Equity Interests or all or substantially all of the assets of PEG 2 LP in accordance with Section 3.2. PEG 2 LP and the PEGH 2 Partners will take all actions necessary to cause such right of first offer to be exercisable in accordance with this Article III, including by causing each PEG 2 LP Entity to take any actions necessary to facilitate and enforce such exercise and to consummate the transactions contemplated by this Article III.
The Parties will reasonably cooperate in determining the scope of any proposed Transfer that PEG 2 LP and the PEGH 2 Partners consider to be an immaterial portion of Equity Interests of PEG 2 LP with a view of not circumventing the purpose of this Article III.
Section 3.2    Procedures for Rights of First Offer.
(a)     In the event that the PEGH 2 Partners or PEG 2 LP propose to Transfer any material portion of the Equity Interests or all or substantially all of the assets of PEG 2 LP, PEG 2 LP and the PEGH 2 Partners shall give PEG Inc.

Exhibit 10.1

written notice setting forth the details of the proposed Transfer, including a description of PEG 2 LP’s assets (including, with respect to each of PEG 2 LP’s Projects, the mega-wattage, stage of development or construction, material counterparties, details of any project contracts and other material information with respect to PEG 2 LP and the Projects that an acquiror thereof would reasonably be anticipated to request in order to reasonably diligence and assess PEG 2 LP and such Projects), the Equity Interests or assets to be Transferred (in each case, the “PEG 2 LP Interests”) and any other material terms of the proposed Transfer reasonably known or anticipated by PEG 2 LP or the PEGH 2 Partners (a “PEG 2 LP Transfer Notice”).
(b)     Within 45 calendar days after delivery of a PEG 2 LP Transfer Notice, PEG Inc. shall either: (i) deliver a written offer to PEG 2 LP and the PEGH 2 Partners to purchase the PEG 2 LP Interests setting forth PEG Inc.’s offer price (a “PEG 2 LP Offer Price”) and other material terms and conditions on which PEG Inc. proposes to purchase the PEG 2 LP Interests (a “First Rights PEG 2 LP Offer”) or (i) deliver a written notice to PEG 2 LP that PEG Inc. will not make a First Rights PEG 2 LP Offer in response to the PEG 2 LP Transfer Notice (a “First Rights PEG 2 LP Declination”). Unless a First Rights PEG 2 LP Offer is rejected pursuant to written notice from PEG 2 LP delivered to PEG Inc. within 30 calendar days of PEG Inc.’s delivery of a First Rights PEG 2 LP Offer, such First Rights PEG 2 LP Offer shall be deemed to have been accepted by PEG 2 LP and the PEGH 2 Partners, and PEG Inc. shall have the right to acquire the PEG 2 LP Interests, and PEG 2 LP and the PEGH 2 Partners shall transfer the PEG 2 LP Interests to PEG Inc., on the terms set forth in First Rights PEG 2 LP Offer, and subject to documentation reasonably agreed between the parties.
(c)     In the event that PEG Inc. delivers a First Rights PEG 2 LP Declination as provided in Section 3.2(b) above, or PEG 2 LP validly rejects a First Rights PEG 2 LP Offer as provided in Section 3.2(b) above, PEG 2 LP and the PEGH 2 Partners shall be free to Transfer the PEG 2 LP Interests to any Person within nine months of such delivery or rejection (as applicable); provided, however, that in the event that PEG Inc. had previously delivered a First Rights PEG 2 LP Offer that was rejected, PEG 2 LP and the PEGH 2 Partners shall only be permitted to Transfer the PEG 2 LP Interests to a party other than PEG Inc. during such nine month period at a price greater than or equal to 105% of the applicable PEG 2 LP Offer Price and on other terms and conditions that are not materially less favorable to PEG 2 LP and the PEGH 2 Partners than the terms and conditions set forth in any applicable First Rights PEG 2 LP Offer; provided, further, that PEG 2 LP and the PEGH 2 Partners may not provide any material information with respect to PEG 2 LP, its assets or the PEG 2 LP Interests to any actual or potential Transferee of the PEG 2 LP Interests that was not provided to PEG Inc. together with the PEG 2 LP Transfer Notice. If PEG 2 LP does not so consummate the Transfer of the PEG 2 LP Interests within such nine month period, the terms of this Section 3.2 shall apply anew with respect to any Transfer of the PEG 2 LP Interests.
Section 3.3     Term of the PEG 2 LP Purchase Right of First Offer. Section 3.1 and Section 3.2, including the obligations and rights of PEG 2 LP, the PEGH 2 Partners and PEG Inc. thereunder, shall survive until the earlier of: (a) the acquisition of the PEG 2 LP Interests by PEG Inc. pursuant to Section 3.1 and Section 3.2; and (a) the termination of the rights and obligations in Section 2.1 and Section 2.2 pursuant to Section 2.3.
ARTICLE IV.
MISCELLANEOUS
Section 4.1     Choice of Law; Submission To Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction irrespective of the choice of laws principles. Except as may otherwise expressly be set forth in any purchase and sale agreement entered into between or among the Parties or their Affiliates in connection with the exercise of the purchase rights set forth in Article II and Article III, and subject to Section 4.2, each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in connection with any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any dealings between them relating to the subject matter of this Agreement and the relationship that is being established. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE

Exhibit 10.1

TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.
Section 4.2     Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Agreement, and that any breach by any such Party of its covenants and agreements set forth in this Agreement would result in irreparable injury to each other Party. Each Party shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each Party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for, and shall be entitled to specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.
Section 4.3     Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.3.
Section 4.4     Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
Section 4.5     Waiver; Effect of Waiver or Consent. Any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto or (a) waive compliance with any agreement or condition of any other Party contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
Section 4.6     Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.
Section 4.7     Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto, except that PEG Inc. shall be enabled to assign its rights hereunder to an affiliate that agrees to be bound to the terms hereof; provided, that subject to the foregoing, this Agreement shall be binding on the Parties and their respective successors and assigns.
Section 4.8     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Exhibit 10.1

Section 4.9     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
Section 4.10     Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (a) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (a) the word “including” and words of similar import shall mean “including, without limitation,” (a) provisions shall apply, when appropriate, to successive events and transactions, (a) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (a) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
Section 4.11     Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
Section 4.12     Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any Applicable Law.
Section 4.13     No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no other Person, including any limited partner, member or equity holder of the Parties, shall have the right, separate and apart from the Parties, as applicable, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
[SIGNATURE PAGE FOLLOWS]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

PATTERN ENERGY GROUP 2 LP
By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

PATTERN ENERGY GROUP INC.
By:	/s/ Daniel Elkort
	Name:	Daniel Elkort
	Title:	Vice President

Signature Page to Purchase Rights Agreement

Exhibit 10.1

Solely with Respect to Article III

PATTERN ENERGY GROUP 2 LP
By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President
PATTERN ENERGY GROUP HOLDINGS 2 GP LLC
By:	R/C Wind II LP, its sole member
By:	Riverstone/Carlyle Renewable Energy Partners II, L.P., its general partner
By:	R/C Renewable Energy GP II, LLC, its general partner
By:	/s/ Thomas Walker
	Name:	Thomas Walker
	Title:	Authorized Person

Signature Page to Purchase Rights Agreement